Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated this 26th day of July, 2026, is by and between Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”), and David Deno (“Executive”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (“Board”) wishes to hire Executive to serve as the Company’s President and Chief Executive Officer; and

WHEREAS, Executive is willing to serve in such capacity on the terms and conditions specified herein; and

WHEREAS, in order to effect the foregoing purposes, the Company and Executive wish to enter into this Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive do hereby agree as follows:

1.              Employment; Position; Duties; Full-Time Status.

1.1.           Position. The Company hereby agrees to employ Executive and Executive hereby accepts employment with the Company as its President and Chief Executive Officer effective at 12:01 am on August 10, 2026 (the “Effective Date”), upon the terms and subject to the conditions set forth herein. In addition, the Board will appoint Executive as a member of the Board effective on the Effective Date, and the Board shall thereafter nominate, and use its reasonable best efforts to cause, Executive to be elected to be a member of the Company’s Board at each annual meeting of shareholders of the Company that occurs while Executive serves as the Company’s Chief Executive Officer. Executive agrees to serve, without any additional compensation, as a member of the Board, and if requested by the Board, Executive agrees to serve, without any additional compensation, as a director on the board of directors (or similar governing body) of any subsidiary of the Company, and/or in one or more officer positions with the Company and/or any subsidiary of the Company.

1.2.           Duties. Executive shall perform and discharge faithfully the duties and responsibilities which may be assigned by the Board to Executive from time to time in connection with the conduct of the Company’s business. Executive shall report to the Board. Executive shall at all times comply with and abide by (i) all terms and conditions set forth in this Agreement, (ii) all applicable work policies, procedures and rules of the Company as may be in effect from time to time, and (iii) all federal, state and local laws governing the Company or the performance of his duties hereunder.

1.3.           Full-Time Status. In addition to the duties and responsibilities specifically assigned to Executive pursuant to Section 1.2 hereof, Executive shall:

(a)            subject to Section 1.4, devote substantially all of his business time, attention and skill to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)            diligently follow and implement all lawful management policies and decisions communicated to Executive by the Board; and

(c)            timely prepare and forward to the Board all reports and accountings as may be requested of Executive.

1.4.           Permitted Activities. Section 1.3 to the contrary notwithstanding, as long as the following activities do not interfere with the Executive’s obligations to the Company, do not violate any applicable work policies, procedures and rules of the Company (including, without limitation, the Code of Business Conduct and Ethics and Corporate Governance Guidelines of the Company, and any successor policies thereof) as may be in effect from time to time and are not competitive with the business of the Company, nothing herein shall be construed as preventing Executive from:

(a)            managing his personal investments;

(b)            participating in civic and professional affairs and organizations and conferences; or

(c)            serving on no more than one other board of directors (or similar governing body) of for-profit business entities, whether publicly or privately held, in each case, approved in advance by the Board in the Board’s discretion.

The Company agrees that (i) the Executive’s continued service on the board of directors of any one for-profit company on which he currently serves is approved by the Board and thus allowed under paragraph (c) of this Section 1.4, and (ii) Executive shall be allowed a reasonable period of time (not to exceed six (6) months following the Effective Date) to resign from the boards of directors of any other for-profit business entities on which he serves as of the Effective Date.

2.              Term. The term of this Agreement and the Executive’s employment under this Agreement shall begin on the Effective Date and shall end on the Termination Date as set forth in Section 4 hereof (the “Term”).

3.              Compensation.

3.1                 Base Salary. Subject to the terms and conditions set forth in this Agreement, during the Term, the Company shall pay Executive, and Executive shall accept, an initial annual salary in the amount of One Million Dollars ($1,000,000). Such amount shall be paid in accordance with the Company’s normal payroll practices and may be adjusted from time to time at the sole discretion of the independent members of the Board, or the Compensation Committee thereof (the “Committee”) (such amount, as may be so adjusted, the “Base Salary”).

3.2            Incentive, Savings and Retirement Plans. During the Term, Executive shall be entitled to participate in all incentive (including, without limitation, long-term incentive), savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Company (“Peer Executives”), on the same basis as such Peer Executives, except as to benefits that are specifically applicable to Executive pursuant to this Agreement. Without limiting the foregoing, the following provisions shall apply with respect to Executive:

(a)            Annual Incentive Award.  Beginning with the Company’s 2027 fiscal year, Executive shall be entitled to an annual bonus opportunity, the amount of which shall be determined by the independent members of the Board or the Committee.  The actual amount of any annual bonus that will be paid to Executive each year, if any, may be more or less than the annual bonus opportunity and will be calculated based on the level of achievement of performance and other criteria as may be established by the independent members of the Board or the Committee that reflect the financial and other performance of the Company and the Executive’s contributions thereto, with such performance and other criteria to be communicated, in writing, to Executive reasonably promptly following establishment.  Throughout the Term, the Executive’s annual target (subject to such performance and other criteria as may be established by the independent members of the Board or the Committee) bonus opportunity shall be no less than 125% of the Base Salary. For the avoidance of doubt, Executive shall not be entitled to an annual bonus opportunity in respect of the Company’s 2026 fiscal year.

(b)            Long-Term Incentive Award.  Each fiscal year, other than a year commencing following delivery by Executive to the Company of any notice of Retirement pursuant to Section 4.3(c)(ii), Executive shall be considered by the independent members of the Board or the Committee for a long-term incentive award (an “LTI Award”), and any such award shall have a target grant date value equal to no less than 360% of the Base Salary.  The actual amount of any LTI Award, or portion thereof, that may be realized by Executive, if any, may be subject to the level of achievement of performance and other criteria as may be established by the independent members of the Board or the Committee that reflect the financial and other performance of the Company and the Executive’s contributions thereto, with such performance and other criteria to be communicated, in writing, to Executive reasonably promptly following establishment. A grant of an LTI Award in any year shall be in the discretion of the independent members of the Board or the Committee, provided, that the Company shall be required to grant Executive an LTI Award only if LTI Awards are being made for such year to Peer Executives generally.

(c)            Welfare Benefit Plans.  During the Term, Executive and the Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, executive life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to Peer Executives. Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to Peer Executives as long as such amendment or termination is applicable to all Peer Executives on a consistent basis.

(d)            Vacation. Executive shall be entitled to an annual paid vacation commensurate with the Company’s established vacation policy for Peer Executives. The timing of paid vacations shall be scheduled in a reasonable manner by Executive.

(e)            Business Expenses.  The Company shall reimburse Executive for all reasonable business expenses incurred by Executive during the Term in the performance of the Executive’s services under this Agreement. All expenses eligible for reimbursements described in this Agreement must be incurred by Executive during the Term to be eligible for reimbursement. Executive shall follow the Company’s expense procedures that generally apply to Peer Executives in accordance with the policies, practices and procedures of the Company to the extent applicable generally to Peer Executives.

(f)             Perquisites.  Executive shall be entitled to receive such executive perquisites, fringe and other benefits as are provided to Peer Executives and their families under any of the Company’s plans and/or programs as may be in effect from time to time and such other benefits as are generally available to Peer Executives. In addition, the Company shall pay for Executive to travel to and have an annual executive physical, although any services or procedures that emanate from such physical will be considered a medical expense of Executive, subject to the coverage parameters and deductibles of the health plan then elected by Executive. Executive shall not be permitted to use corporate aircraft for personal travel.

(g)            Legal Fees.  The Company shall directly pay for the Executive’s legal representation in connection with the negotiation and consummation of this Agreement, up to a maximum amount of $15,000.

(h)            Relocation. For up to six months following the Effective Date, the Company shall provide Executive with a corporate apartment, the use of an automobile and reimburse Executive for twice-monthly coach-fare commercial air transportation between Nashville, Tennessee and St. Petersburg, Florida. In addition, the Company shall pay Executive an amount equal to Four Hundred Sixty-Five Thousand Dollars ($465,000) (the “Relocation Payment”) in a lump sum on the next practicable payroll date following the Effective Date to cover relocation costs, which may include, but are not limited to, all moving, real estate settlement, and other relocation expenses. The Relocation Payment will be reflected as ordinary income on the Executive’s W-2 for the calendar year in which it was paid. If (i) the Company terminates the Executive’s employment with Cause or Executive resigns from the Company without Good Reason, in either case, within 12 months after receiving the Relocation Payment or (ii) Executive does not relocate to the Nashville, Tennessee metro area within 12 months after the Effective Date (or such later date as the Board may determine in its discretion), he shall promptly repay the after-tax amount of the Relocation Payment to the Company.

(i)             Clawback of Incentive-Based Compensation. All incentive-based compensation payable to Executive hereunder shall be subject to forfeiture and recoupment pursuant to the Company’s policies regarding the forfeiture and recoupment of incentive-based compensation applicable to Peer Executives then in effect, as may be modified by the Company from time to time. Executive acknowledges that the Company may engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3.2(i). The provisions of this Section 3.2(i) shall be modified to the extent, and remain in effect for the period, required by applicable law, including, without limitation, any rules or regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”) or The Nasdaq Stock Market LLC (or any other stock exchange on which the Company’s common stock may be listed from time to time) implementing the clawback or recoupment requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

(j)             Sign-On Award. Executive shall be entitled to a sign-on award (the “Sign-On Award”), comprised of a grant of restricted stock units with a grant date fair value equal to Two Hundred Thousand Dollars ($200,000), and a grant of stock options with a grant date fair value equal to Two Hundred Thousand Dollars ($200,000). The Sign-On Award shall be made on August 10, 2026 and shall vest on August 10, 2029, subject to the Executive’s continued employment, or, if either the Executive’s employment with the Company is terminated by the Company without Cause or the Executive resigns for Good Reason, then any unvested portion of such Sign-On Award shall immediately vest as of the Termination Date.

3.3                 Withholdings. All compensation payable hereunder shall be subject to all applicable withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

4.              Termination of Employment.

4.1            General. The Company may, by action of the Board at any time and in the Board’s sole discretion, terminate the Executive’s employment, and thereby this Agreement, with Cause, subject to any prior notice requirements of Section 4.2 of this Agreement, or without Cause, and Executive may, at any time and in his sole discretion, resign from his employment with the Company, and thereby this Agreement, subject to any prior notice requirements and cure opportunities contained in Section 4.3 of this Agreement, if applicable (any such date of termination, the “Termination Date”). If the Executive’s employment is terminated for any reason, whether such termination is voluntary or involuntary, Executive shall resign as a director and officer of the Company and any of its subsidiaries, such resignation to be effective no later than the Termination Date.

4.2            Effect of Termination with Cause.

(a)            If the Executive’s employment with the Company shall be terminated by the Company with Cause during the Term, the Company shall pay to Executive (i) any unpaid Base Salary earned through the Termination Date in a cash lump sum within ten (10) days following the Termination Date, (ii) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) at the times provided in the applicable plans under which the deferral was made, to the extent not paid as of the Termination Date, (iii) accrued and unpaid vacation in a cash lump sum within ten (10) days following the Termination Date, and reimbursement for any amounts due to Executive pursuant to Section 3.2(e) as of the Termination Date at such times as provided in the applicable reimbursement policies of the Company, (iv) at such time as it would have been paid if Executive had not been terminated, any cash incentive compensation earned as of the Termination Date in respect of the prior fiscal year which has not been paid as of the Termination Date, and (v) to the extent not theretofore paid or provided, any other accrued amounts or accrued benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company at the times provided under the applicable plan, program, policy, practice, contract or agreement of the Company (collectively items (i) to (v), the “Accrued Amounts”), and the Company shall not have any further obligations to Executive under this Agreement except those required to be provided by law.

(b)           For purposes of this Agreement, any of the following conditions shall constitute “Cause”:

(i)             (1) any act by Executive involving fraud, (2) any willful breach by Executive of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like or (3) any willful or grossly negligent act by Executive resulting in an investigation by the SEC;

(ii)            attendance at work in a state of intoxication or otherwise being found in possession at his place of work of any prohibited drug or substance, possession of which would amount to a criminal offense;

(iii)           the Executive’s material personal dishonesty or willful misconduct in connection with his duties to the Company;

(iv)           breach of fiduciary duties to the Company involving personal profit by Executive;

(v)            arrest or conviction of Executive for, or Executive pleading guilty or no contest to, any felony or crime involving moral turpitude;

(vi)           material breach by Executive of any provision of this Agreement or of any material Company policy adopted by the Board, which breach Executive does not cure within 15 days after the Company provides written notice of such breach to Executive; or

(vii)          the continued willful failure, following written notice and a 30-day cure period, of Executive to perform substantially the Executive’s duties with the Company as directed by the Board, after a written demand for substantial performance is delivered to Executive by the Company that specifically identifies the manner in which Executive has not substantially performed the Executive’s duties.

For all purposes hereunder, no act or omission to act by Executive shall be deemed “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company. The termination of employment of Executive shall not be effective as a termination with Cause unless and until the Board (other than Executive) shall have determined that an event giving rise to Cause exists and the Company notifies Executive within thirty (30) days of the Board’s determination thereof stating that, in the good faith opinion of such Board, Executive is guilty of the conduct described in any one or more of clauses (i) through (vii) of this Section 4.2(b), and specifying the particulars thereof in detail; provided that Executive is given an opportunity, together with counsel, to be heard before the Board; provided further that the foregoing 30-day limitation shall not apply to clause (vii) of this Section 4.2(b).

4.3            Resignation by Executive without Good Reason; Retirement. If Executive resigns without Good Reason or if Executive’s employment with the Company is terminated by Executive on account of Retirement, the Company shall pay to Executive the Accrued Amounts and the Company shall not have any further obligations to Executive under this Agreement except those required to be provided by applicable law or by this Section 4.3.

(a)            If Executive’s employment with the Company is terminated by Executive on account of Retirement, unless the terms of the applicable award agreements contain more favorable vesting or exercise provisions upon the Executive’s Retirement, awards outstanding under the Company’s Equity Plans (as defined in Section 4.5(b)(iii), “Equity Awards”) and held by Executive as of the Termination Date shall vest and become and/or remain exercisable as follows:

(i)             all unvested stock options held by Executive shall immediately vest as of the Termination Date, and all stock options held by Executive on the Termination Date shall be exercisable in accordance with their terms (provided, that Executive shall have at least 90 days (or, if earlier, until the ten-year anniversary of the date of grant of such option) following the Termination Date to exercise such options);

(ii)            all shares of restricted stock (or restricted stock units or similar awards) held by Executive and whose vesting is subject solely to the Executive’s continued employment with the Company shall immediately become vested; provided, that any such restricted shares shall become transferable, and any such restricted stock units (or similar awards) shall settle, as provided in the applicable award agreement as if the Executive’s employment had not terminated until the applicable vesting dates set forth therein; and

(iii)           all shares of restricted stock (or restricted stock units or similar awards, including, without limitation, performance shares and performance units) held by Executive and whose vesting is subject to performance criteria over a performance period which has not been completed shall become transferable (in the case of restricted stock or performance shares) or shall be settled (in the case of restricted stock units or performance units), if at all, as of the date on which the Committee determines the actual performance achievement of the Company under such respective awards for the applicable performance period and the actual number of shares (the “Actual Number of Shares”) subject to the applicable awards that would have otherwise vested in the event Executive had remained employed by the Company through the determination date shall become so transferable or so settled.

For the avoidance of doubt, settlement of any restricted stock units (including any performance units), the vesting of which is accelerated pursuant to this Section 4.3(a), shall be subject to any previous legally binding deferral election regarding such units.

(b)            For purposes of this Section 4.3 and Section 4.4 of this Agreement (and not, for the avoidance of doubt, for purposes of Section 4.5), “Good Reason” shall not include the Executive’s death or Disability and shall mean any of the following:

(i)             other than in connection with his termination with Cause pursuant to Section 4.2, without the prior written consent of Executive, the assignment to Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as set forth in this Agreement or any other action by the Company that results in a diminution in any material respect in the Executive’s position, authority, duties or responsibilities as set forth in this Agreement;

(ii)            other than in connection with his termination with Cause pursuant to Section 4.2, Executive not being a member of the Board;

(iii)           a reduction by the Company in the Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time, unless such reduction is a part of an across-the-board proportional decrease in base salaries affecting all Peer Executives which reduction is approved by the Committee;

(iv)           a reduction by the Company, without the Executive’s prior written consent, in the Executive’s (1) annual target bonus percentage to which Executive is entitled pursuant to Section 3.2(a) or (2) target percentage under any long-term incentive plan established by the Company to which Executive is entitled pursuant to Section 3.2(b), unless, in either case (1) or (2), such reduction is a part of an across-the-board proportional decrease in annual target bonus percentages or target percentages under any Equity Plan, as applicable, affecting all other Peer Executives, which reduction is approved by the Committee;

(v)            a reduction by the Company of benefits under (1) a “pension plan or arrangement” or (2) a “compensation plan or arrangement”, in each case in which Executive participates as of the Effective Date, or the elimination of the Executive’s participation in any such plan or arrangement which reduction or elimination results in a reduction, in the aggregate, of the benefits provided thereunder, taking into account any replacement plan or arrangement or other additional compensation provided to Executive in connection with or following such reduction or elimination (except for immaterial reductions or across-the-board plan changes or terminations similarly affecting other Peer Executives); provided, that, subject to Section 4.8, in the event of any such changes or terminations, the Company shall timely pay or provide to Executive any accrued amounts or accrued benefits required to be paid or provided or which Executive is eligible to receive under any such plan or arrangement in accordance with the terms of such plan or arrangement;

(vi)           the Company requiring Executive, without his consent, to be based at any office or location more than 50 miles from the Company’s current headquarters in Lebanon, Tennessee; or

(vii)          the material breach by the Company of any provision of this Agreement.

provided that, in each case, (A) within ninety (90) days following the initial occurrence of the specified event Executive has given the Company written notice giving the Company at least thirty (30) days to cure the Good Reason event, (B) the Company has not cured the Good Reason event within the thirty (30)-day cure period and (C) Executive resigns within six (6) months from the initial occurrence of the event giving rise to the Good Reason.

(c)            For purposes of this Agreement, “Retirement” means the voluntary termination of the Executive’s employment with the Company after (i) Executive has been continuously employed by the Company for at least five (5) years, and (ii) Executive shall have provided notice of his intent to retire to the Company not less than twelve (12) months prior to the scheduled effective date of such termination of employment set forth in such notice (or any such earlier date following such notice as may be approved by the Board in its sole discretion).

4.4            Effect of Termination without Cause or Resignation for Good Reason.

(a)            If the Executive’s employment with the Company is terminated by the Company without Cause or if Executive resigns for Good Reason:

(i)             the Company shall pay to Executive the Accrued Amounts;

(ii)            so long as Executive complies with Sections 4.4(d), 5.3, 5.4 and 5.5 of this Agreement, the Company shall pay to Executive (A) an amount equal to two (2) times the sum of (x) the Executive’s Base Salary as in effect on the Termination Date and (y) the Executive’s annual cash target-level incentive bonus amount referred to in Section 3.2(a), which amount shall be payable in equal installments over a period of two (2) years following the Termination Date (the “Severance Payment Period”), with such installments commencing on the first payroll period (the “Initial Payment”) occurring on or after the 60th day (but no later than the earlier of March 15th of the calendar year, or the 90th day) following the Termination Date (the “Severance Delay Period”); provided that the Initial Payment shall include payment for any payroll periods which occur during the Severance Delay Period, and the remaining payments shall continue for the remainder of the Severance Payment Period and on the same terms and with the same frequency as the Executive’s Base Salary was paid prior to such termination; and (B) a pro rata annual cash incentive bonus for the Company’s fiscal year in which the Termination Date occurs based on the number of calendar days elapsed in the fiscal year of termination and the Company’s actual performance for such fiscal year (for such purpose, (1) disregarding any exercise of negative discretion by the Board or Committee other than such exercise consistently applied to Peer Executives, and (2) any subjective performance requirements shall be deemed fully satisfied), and paid at such time as it would have been paid if Executive had not been terminated; and

(iii)           the Company will pay Executive a lump sum amount equal to twenty-four (24) times the full monthly COBRA premium amount as of the Termination Date (the “COBRA Amount”) at the time of the Initial Payment that Executive may use to procure group health plan coverage for himself and his eligible dependents or otherwise; provided, if Executive desires to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), it shall be the sole responsibility of Executive (and/or other family members who are qualified beneficiaries, as described in the COBRA election notice, and who desire COBRA continuation coverage) to timely elect COBRA continuation coverage and timely make all applicable premium payments therefor. Executive acknowledges that the COBRA Amount is taxable to Executive and that the payment of the COBRA Amount shall only be made to the extent that the payment of the COBRA Amount would not result in any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, such laws, the “PPACA”). Should the Company be unable to pay the COBRA Amount without triggering an excise tax under the PPACA, the Company and Executive shall use reasonable efforts to provide a benefit to Executive which represents the economic equivalent of the COBRA Amount and which does not result in an excise tax on the Company under the PPACA, which benefit shall be paid in a lump sum.

Payments pursuant to this Section 4.4 shall be in lieu of any other severance benefits that Executive may be eligible to receive under the Company’s or any of the Company’s Affiliates’ benefit plans or programs.

(b)            Unless otherwise provided in the applicable award agreement, if the Executive’s employment with the Company is terminated by the Company without Cause on or before July 26, 2028, all unvested Equity Awards (other than the Sign-On Award, which shall be treated in accordance with Section 3.2(j)), irrespective of whether the same are subject to time-based or performance-based vesting requirements, will be cancelled and forfeited.

(c)            Unless otherwise provided in the applicable award agreement, if the Executive’s employment with the Company is terminated by the Company without Cause after July 26, 2028, or if Executive resigns for Good Reason at any time during the Term, his unvested Equity Awards (other than the Sign-On Award, which shall be treated in accordance with Section 3.2(j)) will vest as follows:

(i)             all unvested stock options held by Executive shall immediately vest as of the Termination Date, and all stock options held by Executive on the Termination Date shall be exercisable in accordance with their terms determined as if Executive continued to be employed by the Company for the remainder of the applicable term of each option (provided, that Executive shall have at least 90 days (or, if earlier, until the ten-year anniversary of the date of grant of such option) following the Termination Date to exercise such options);

(ii)            all shares of restricted stock (or restricted stock units or similar awards) held by Executive and whose vesting is subject solely to the Executive’s continued employment with the Company shall vest on the Termination Date; provided, that any such restricted shares shall become transferable, and any such restricted stock units (or similar awards) shall settle, as provided in the applicable award agreement as if the Executive’s employment had not terminated until the applicable vesting dates set forth therein; and

(iii)           a prorated number of shares of restricted stock (or restricted stock units or similar awards, including, without limitation, performance shares and performance units) held by Executive and whose vesting is subject to performance criteria over a performance period which has not been completed shall become transferable (in the case of restricted stock or performance shares) or shall be settled (in the case of restricted stock units or performance units), if at all, as of the date on which the Committee determines the actual performance achievement of the Company under such respective awards for the applicable performance period and the Actual Number of Shares subject to the applicable awards that would have otherwise vested in the event Executive had remained employed by the Company through the determination date shall become so transferable or so settled. For purposes of the foregoing sentence, the prorated number of shares of restricted stock (or restricted stock units or similar awards, including, without limitation, performance shares and performance units) which Executive shall receive upon settlement will equal (A) the Actual Number of Shares multiplied by (B) a fraction, the numerator of which will equal the total number of days between the start of the applicable performance period and the Termination Date, and the denominator of which will equal the total number of days in the applicable performance period.

For the avoidance of doubt, settlement of any restricted stock units (including any performance units), the vesting of which is accelerated pursuant to this Section 4.4(c), shall be subject to any previous legally binding deferral election regarding such restricted stock units. Notwithstanding anything to the contrary set forth herein, for any termination pursuant to this Section 4.4(c) occurring when Executive is eligible for Retirement, any awards subject to Section 409A shall vest as provided in this Section 4.4(c) but shall be settled pursuant to Section 4.3(a)(ii) or (iii) as may apply.

(d)            As a condition to receiving the payments provided for in Section 4.4(a)(ii) or (iii), or Section 4.4(c), Executive agrees to sign and deliver to the Company a release in the form attached hereto as Exhibit A and delivered to Executive within five (5) business days following the Termination Date, which must become effective within sixty (60) days following the Termination Date.

4.5            Effect of a Change in Control.

(a)            If the Executive’s employment with the Company is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination or resignation occurs on or within two (2) years after a Change in Control Date, then, in lieu of the compensation and benefits set forth in Section 4.4 hereof, and subject to any limitation imposed under applicable law and Section 4.5(d) of this Agreement, so long as Executive complies with Sections 5.3, 5.4 and 5.5 of this Agreement,

(i)             the Company shall pay to Executive the Accrued Amounts;

(ii)            the Company shall pay to Executive a lump sum payment in an amount equal to the sum of (x) two (2) times the Executive’s Base Salary as in effect on the Termination Date, plus (y) two (2) times the Executive’s annual cash target-level incentive bonus amount referred to in Section 3.2(a), which lump sum amount shall be paid within sixty (60) days following such termination or resignation;

(iii)           the Company shall pay to Executive a pro rata annual cash incentive bonus based on the target bonus opportunity available to Executive under Section 3.2(a) (determined without regard to any action taken by the Company constituting Good Reason) and the number of calendar days elapsed in the fiscal year of termination, which shall be paid at the same time as the amount due pursuant to Section 4.5(a)(ii);

(iv)           unless more favorable treatment is set forth in any applicable Equity Plans or award agreements related thereto, (A) all unvested stock options held by Executive shall immediately vest as of the Termination Date, and all stock options held by Executive on the Termination Date shall be exercisable in accordance with their terms (provided, that Executive shall have at least 90 days (or, if earlier, until the ten-year anniversary of the date of grant of such option) following the Termination Date to exercise such options), (B) all shares of restricted stock (or restricted stock units or similar awards) held by Executive and whose vesting is subject solely to the Executive’s continued employment with the Company shall immediately become vested and transferable as of the Termination Date (and in the case of restricted stock units, settled, subject to any legally binding election forms related thereto), and (C) all shares of restricted stock (or restricted stock units or similar awards, including, without limitation, performance shares and performance units) held by Executive and whose vesting is subject to performance criteria over a performance period which has not been completed shall become transferable (in the case of restricted stock or performance shares) or settled (in the case of restricted stock units or performance units subject to any legally binding election forms related thereto), determined as if the “target level” of performance had been achieved as of the Termination Date, and in each case subject to any applicable withholdings and Section 4.8(a) or any applicable deferral elections subject to Section 409A; and

(v)            subject to any limitation imposed under applicable law and Section 4.5(d) of this Agreement, the Company will pay Executive an amount equal to twenty-four (24) times the full monthly COBRA premium amount as of the Termination Date (the “CIC COBRA Amount”) that Executive may use to procure group health plan coverage for himself and his eligible dependents or otherwise, which shall be paid at the same time as any amounts due pursuant to clause (ii) of this Section 4.5(a). If Executive desires to elect COBRA continuation coverage, it shall be the sole responsibility of Executive (and/or other family members who are qualified beneficiaries, as described in the COBRA election notice, and who desire COBRA continuation coverage) to timely elect COBRA continuation coverage and timely make all applicable premium payments therefor. Executive acknowledges that the CIC COBRA Amount is taxable to Executive and that the payment of the CIC COBRA Amount shall only be made to the extent that the payment of the CIC COBRA Amount would not result in any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the PPACA. Should the Company be unable to pay the CIC COBRA Amount without triggering an excise tax under the PPACA, the Company and Executive shall use reasonable efforts to provide a benefit to Executive which represents the economic equivalent of the CIC COBRA Amount and which does not result in an excise tax on the Company under the PPACA, which benefit shall be paid in a lump sum.

(b)            The following terms shall have the following definitions:

(i)             The term “Change in Control” means the happening of any of the following:

(A)          an acquisition of any shares of stock of the Company by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan (or related trust) of the Company or any of its subsidiaries, immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of the then outstanding voting securities or the combined voting power of the then outstanding voting securities of the Company (or any successor to all or substantially all of the Company’s assets);

(B)           the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that if the election, or the nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 2/3 of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(C)           consummation of any reorganization, merger, cash tender or exchange offer, or other business combination to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (1) the beneficial owners of the Company’s outstanding voting securities immediately prior to such Business Combination are the beneficial owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”); (2) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, such Successor Entity, or any of their affiliates) is the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (3) the individuals who were members of the Incumbent Board (excluding, for the avoidance of doubt, any person who would not be considered a member of the Incumbent Board pursuant to Section 4.5(b)(i)(B) above) immediately prior to the execution of the initial agreement, or to the action of the Board, providing for such Business Combination constitute at least a majority of the members of the board of directors of the Successor Entity; or

(D)           the Company’s shareholders approve a plan of liquidation or dissolution of the Company.

Notwithstanding the foregoing, if the Change in Control does not constitute a change in control event within the meaning of Treasury Regulation §1.409A-3(i)(5) or if the lump sum payment of any portion of the severance payments described in Section 4.5(a) is prohibited by Section 409A, then the portion of the severance payments described in Section 4.5(a) (including as a result of the application of Section 4.5(d)) that constitute deferred compensation subject to Section 409A shall be paid to Executive in installments over the same period as described in Section 4.4(a)(ii).

(ii)            The term “Change in Control Date” means the date on which a Change in Control occurs, subject to Section 4.5(c).

(iii)           The term “Equity Plan” means the Company’s 2020 Omnibus Incentive Plan, as amended from time to time, and any other current or future plan, program or arrangement of the Company or its Affiliates pursuant to which stock options, restricted stock, restricted stock units, performance units or other equity awards are made.

(iv)           Solely for purposes of this Section 4.5, the term “Good Reason” shall not include the Executive’s death or Disability and shall mean any of the following (and any reference to the Company shall include any successor to the Company in a Change in Control):

(A)           other than in connection with his termination with Cause pursuant to Section 4.2 and subject to the provisos below, without the prior written consent of Executive, a material adverse change in title or the nature or scope of the Executive’s authority, duties or responsibilities from those referred to in Section 1.2 or as enjoyed or carried out by Executive in the 12 months prior to the Change in Control Date; provided, however, that it is acknowledged and agreed that an event of “Good Reason” shall occur (and shall not be curable) if (other than during the period before the Effective Date) Executive is not the most senior executive officer of, reporting to the board of directors of, the most senior parent company resulting from and immediately following any Change in Control;

(B)           a reduction by the Company in the Executive’s Base Salary as in effect immediately prior to the Change in Control Date or as the same may have been increased from time to time thereafter;

(C)           a reduction by the Company in the Executive’s (1) annual target bonus percentage to which Executive is entitled pursuant to Section 3.2(a) or (2) target percentage under any long-term incentive plan established by the Company to which Executive is entitled pursuant to Section 3.2(b);

(D)           a reduction by the Company of benefits under (1) a “pension plan or arrangement” or (2) a “compensation plan or arrangement”, in each case in which Executive participates as of the Effective Date, or the elimination of the Executive’s participation in any such plan or arrangement which reduction or elimination results in a reduction, in the aggregate, of the benefits provided thereunder, taking into account any replacement plan or arrangement or other additional compensation provided to Executive in connection with or following such reduction or elimination (except for immaterial reductions); provided, that, subject to Section 4.8, in the event of any such changes or terminations, the Company shall timely pay or provide to Executive any accrued amounts or accrued benefits required to be paid or provided or which Executive is eligible to receive under any such plan or arrangement in accordance with the terms of such plan or arrangement;

(E)            without the consent of Executive, a relocation of Executive (other than his initial relocation to the greater Nashville, Tennessee metropolitan area) or a relocation of the principal offices of the Executive’s workplace to a location that requires Executive to commute more than one hour from the Executive’s principal residence as of the Change in Control Date, or if the Executive’s commute as of the Change in Control Date is already greater than one hour from his residence, that increases the Executive’s commute by more than an additional 15 minutes each way;

(F)            the Change in Control causes Executive to be unable to exercise the authorities, powers, functions or duties attached to his position with the Company prior to the Change in Control; or

(G)           the material breach by the Company of any provision of this Agreement.

(H)           the failure of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Any good-faith determination made by Executive that he is entitled to terminate his employment for “Good Reason” pursuant to this Section 4.5 shall be binding and conclusive for all purposes; provided, that, in each case, (I) within ninety (90) days following the initial occurrence of the specified event Executive has given the Company written notice giving the Company at least thirty (30) days to cure the Good Reason event (if curable), (II) the Company has not cured the Good Reason event within the thirty (30)-day period, and (III) Executive resigns within six (6) months from the initial occurrence of the event giving rise to the Good Reason.

(c)            Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment is terminated within the period beginning 90 days prior to the first public announcement of an intended Change in Control (or if none, then the date that is 90 days prior to the date the Change in Control occurs) and ending on the date the Change in Control occurs, and Executive reasonably demonstrates that such termination was in connection with the Change in Control, then (i) the date immediately prior to such termination shall be deemed the “Change in Control Date” for all purposes under this Agreement and (ii) the amount and timing of the payment of benefits accruing to Executive as a result of such termination shall be determined pursuant to this Section 4.5 rather than Section 4.4, to the extent any such acceleration is consistent with Section 409A, but, if such payment is not permitted by Section 409A, then such payments shall be paid to Executive in installments over the same period as described in Section 4.4(a)(ii).

(d)            In the event any payments or benefits otherwise payable to Executive, whether or not pursuant to this Agreement, (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 4.5(d), would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes) results in the receipt by Executive on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4.5(d) will be made in writing by a law firm or nationally recognized accounting firm selected by Executive (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4.5(d), the Accountants (i) may make reasonable assumptions and approximations concerning applicable taxes, (ii) may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, and (iii) shall take into account a “reasonable compensation” (within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code) analysis of the value of services provided or to be provided by Executive, including any agreement by Executive (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to Executive that may then be in effect (including, without limitation, those contemplated by Section 5 of this Agreement). The Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to Executive (but no non-parachute payment amounts) shall be reduced in the following order: (1) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (2) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value) (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall be reduced in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time; and (3) all other non-cash benefits not otherwise described in clause (2) of this Section 4.5(d) reduced last.  In applying these principles, any reduction or elimination of the payments and benefits shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

4.6            Termination Upon Death. This Agreement shall terminate immediately upon the Executive’s death, and Executive or his beneficiaries shall be entitled to no further payments or benefits hereunder, other than the payment of the Accrued Amounts, including, without limitation, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death.  The rights of the Executive’s estate with respect to any outstanding equity grants and any benefit plans shall be determined in accordance with the specific terms, conditions and provisions of the applicable award agreements and benefit plans.

4.7            Disability.

(a)            If the Company determines in good faith that the Disability (as defined in Section 4.7(b)) of Executive has occurred during the Term, it may give to Executive written notice of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided, that, within the 30-day period after such receipt, Executive shall not have returned to full-time performance of the Executive’s duties.  If the Executive’s employment is terminated by reason of his Disability, this Agreement shall terminate, and Executive shall be entitled to no further payments or benefits hereunder, other than payment of Accrued Amounts, including, without limitation, benefits under such plans, programs, practices and policies relating to disability benefits, if any, as are applicable to Executive on the Disability Effective Date.  Unless the terms of the applicable award agreements and benefit plans applicable thereto contain more favorable vesting or exercise provisions upon the Executive’s Disability (in which case such terms shall control), Executive shall be entitled to receive with respect to any outstanding unvested equity grants held at the Disability Effective Date the following: (i) for any Equity Award held by Executive the vesting of which is subject solely to the Executive’s continued employment with the Company, the number of shares subject to such award multiplied by a fraction, the numerator of which is the number of calendar days elapsed from the date of such award to Executive through the Termination Date, and the denominator of which is the number of calendar days in the applicable vesting period (the “Service Proration Factor”), and (ii) for any Equity Award held by Executive the vesting of which is subject to performance criteria over a performance period which has not been completed, the Actual Number of Shares, if any, as determined by the Committee based on actual performance achievement as if Executive had remained employed by the Company through the determination date, multiplied by the Service Proration Factor; provided, however, that, if Executive is eligible for Retirement at the Disability Effective Date (disregarding the 12-month notice period otherwise required therefor), the Board (or a duly authorized committee thereof consisting solely of independent directors) may, in its discretion, deem such Disability to be a Retirement under Section 4.3(a) for purposes of such awards. For the avoidance of doubt, settlement of any restricted stock units (including any performance units), the vesting of which is accelerated pursuant to this Section 4.7 shall be subject to any previous legally binding deferral election regarding such units.

(b)            For purposes of this Agreement, “Disability” shall mean: (a) a long-term disability entitling Executive to receive benefits under the Company’s long-term disability plan as then in effect; or (b) if no such plan is then in effect or the plan does not apply to Executive, the inability of Executive, as determined by the Board, to perform the essential functions of his regular duties and responsibilities hereunder, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of at least six consecutive months.  At the request of Executive or his personal representative, the Board’s determination that the Disability of Executive has occurred shall be certified by two physicians mutually agreed upon by Executive or his personal representative and the Company.  Without such physician certification (if it is requested by Executive or his personal representative), the Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of Disability.

4.8            Section 409A.

(a)            It is intended that (i) each payment or series of installment payments provided under this Agreement shall be a separate “payment” for purposes of Section 409A of the Code and the Treasury Regulations thereunder (collectively, “Section 409A”), and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).  Notwithstanding anything to the contrary herein, if (1) on the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), Executive is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (2) any payments to be provided to Executive pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A and are or may become subject to the additional tax under Section 409A(a)(1)(B) or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Executive’s death.  Any payments delayed pursuant to this Section 4.8(a) shall be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Executive’s death.

(b)            Notwithstanding any other provision herein to the contrary, a termination of employment with the Company shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)            Notwithstanding any other provision herein to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A.

(d)            Notwithstanding any other provision herein to the contrary, to the extent that any reimbursement (including expense reimbursements), fringe benefit or other, similar plan or arrangement in which Executive participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A and the Treasury Regulations promulgated thereunder, then such reimbursements shall be made in accordance with Treasury Regulations Section 1.409A-3(i)(1)(iv) including; (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

(e)            For the avoidance of doubt, any payment due under this Agreement within a period following the Executive’s termination of employment, death, disability or other event, shall be made on a date during such period as determined by the Company in its sole discretion, and in accordance with Section 409A.

(f)             This Agreement shall be interpreted in accordance with, and the Company and Executive will use their best efforts to achieve timely compliance with, Section 409A and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement. By accepting this Agreement, Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A to any tax, economic or legal consequences of any payments payable to Executive hereunder.  Further, by the acceptance of this Agreement, Executive acknowledges that (i) Executive has obtained independent tax advice regarding the application of Section 409A to the payments due to Executive hereunder, (ii) Executive retains full responsibility for the potential application of Section 409A to the tax and legal consequences of payments payable to Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate Executive for any violation of Section 409A that may occur in connection with this Agreement.  The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A.

5.              Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure.

5.1            Preamble. As a material inducement to the Company to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information Executive gained from his employment with the Company, Executive warrants and agrees that he will abide by and adhere to the following business protection provisions in this Section 5.

5.2            Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

(a)            “Competitive Position” shall mean any ownership, investment, employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between Executive and any person or Entity engaged, wholly or in material part, or that is an investor or prospective investor in an Entity that is engaged, wholly or in material part, within the Territory in the multi-unit restaurant business that offers full-service family or casual or quick-service dining (including, without limitation and by way of example, restaurant concepts such as and including Applebee’s, Bahama Breeze Caribbean Restaurant & Grille, Bob Evans Farms, Bonefish Grill, Buc-ee’s, Buffalo Wild Wings, Burger King, Carl’s Jr., Cheddar’s, Cheesecake Factory, Chili’s, Denny’s, Domino’s, First Watch, Hardee’s, Huddle House, IHOP, Logan’s Roadhouse, Longhorn Steakhouse, Maggiano’s, McDonald’s, O’Charley’s, Olive Garden, Outback Steakhouse, Red Lobster, Red Robin, Romano’s Macaroni Grill, Ruby Tuesday, Shoney’s, Sizzler, Steak ‘n’ Shake, Taco Bell, Texas Roadhouse, Waffle House, Wendy’s and Western Sizzlin’ or any other segment of the restaurant industry that is competitive with any of the businesses (without regard to the retail component of the business of the Company) engaged in by the Company or any of its subsidiaries or affiliates (collectively, the “CBRL Entities”) during the last twelve months prior to the termination of the Executive’s employment with the Company or, as of the date of such termination of employment, the Company or its Subsidiaries are contemplated to become engaged in during the 18-month period following such date of termination (the “Restricted Business”), including, but not limited to, any competitor as identified by the Company through strategic planning and shared with Executive in the eighteen (18)-month period preceding the date of determination. Nothing herein shall prohibit Executive from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation; or (ii) becoming employed, engaged, associated or otherwise participating with (A) a separately managed division or subsidiary of a competitive business that does not engage in the Restricted Business (provided that Executive’s services are provided only to such division or subsidiary) or (B) an Entity that is primarily engaged in the retail or hospitality industry but that conducts on-location casual or family dining restaurant or food-service operations that are incidental to its primary business; or (iii) accepting employment with any federal or state government or governmental subdivision or agency.

(b)            “Confidential Information” shall mean the proprietary or confidential data, information, recipes, processes, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to any of the CBRL Entities, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to any of the CBRL Entities and the details of which are not generally known to the competitors of the CBRL Entities. Confidential Information shall also include: any items that any of the CBRL Entities have marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential.

(c)            “Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(d)            “Restricted Period” with respect to Section 5.3, shall mean four years following the termination of the Executive’s employment; with respect to Sections 5.4 and 5.5, shall mean two years following the termination of the Executive’s employment. Notwithstanding the foregoing, the Restricted Period shall be extended for a period of time equal to any period(s) of time that Executive is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates any provision of this Section 5 (the purpose of this provision is to secure for the benefit of the Company the entire Restricted Period being bargained for by the Company for the restrictions upon the Executive’s activities).

(e)            “Territory” shall mean each of the United States of America and any foreign country in which the Company operates its business at the time of the termination of the Executive’s employment.

(f)             “Trade Secrets” shall mean information or data of or about any of the CBRL Entities, including, but not limited to, technical or non-technical data, recipes, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy; and (iii) include any other information that is defined as a “trade secret” under applicable law.

(g)            “Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to any of the CBRL Entities that were conceived, discovered, created, written, revised or developed by Executive during the term of his employment with the Company.

5.3            Nondisclosure; Ownership of Proprietary Property.

(a)            In recognition of the need of the CBRL Entities to protect their legitimate business interests, Confidential Information and Trade Secrets, Executive hereby covenants and agrees that Executive shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the CBRL Entities and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process: (i) with regard to each item constituting a Trade Secret, at all times such information remains a “trade secret” under applicable law, and (ii) with regard to any Confidential Information, for the Restricted Period.

(b)            Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware.  Executive shall assist the CBRL Entities, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(c)            All Work Product shall be owned exclusively by the CBRL Entities.  To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Executive hereby unconditionally and irrevocably transfers and assigns to the applicable CBRL Entity all right, title and interest Executive currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights.  Executive agrees to execute and deliver to the applicable CBRL Entity any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the applicable CBRL Entity.

5.4            Non-Solicitation and Non-Interference. Executive recognizes and acknowledges that, as a result of his employment by Company, he will become familiar with and acquire knowledge of confidential information and certain other information regarding the other executives and employees of the CBRL Entities. Therefore, Executive agrees that, during his employment and the Restricted Period, Executive shall not directly or indirectly do or facilitate any of the following: (i) encourage, solicit or otherwise attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; (ii) hire any individual who was an employee of the Company at the time of the termination of Executive’s employment with the Company, even if such individual resigns from the Company following the termination of Executive’s employment (a “Company Employee”) unless that person has ceased to be an employee of the Company for at least six (6) months; or (iii) encourage, solicit, or induce any customer, supplier, licensee or other business relation of the Company to cease or materially reduce doing business with the Company, or in any way interfere with the relationship of such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company, its products or personnel). Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from employing an individual (i) with the prior written consent of the Company or (ii) who responds to general solicitations in publications or on websites, or through the use of search firms, so long as such general solicitations or search firm activities are not targeted specifically at any Company Employee and so long as Executive has nothing to do with identifying the individual and does not participate in the recruiting process in any manner. For illustrative purposes and for the avoidance of doubt, Executive may not, directly or indirectly through another person (i) speak with or exchange texts or emails with any Company Employee regarding any potential job opportunity outside of the Company, (ii) provide references or other information about a Company Employee to another employer with which Executive is in any way affiliated, or (iii) participate or facilitate the interviewing or assessment of a Company Employee for a position or role outside of the Company.

5.5            Non-Competition. Executive covenants and agrees not to obtain or engage in a Competitive Position within the Territory during the Term and during the Restricted Period.  Executive and the Company recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of the Company due to the Executive’s status and reputation in the industry and the knowledge to be acquired by Executive through his association with the Company’s business and the public’s close identification of Executive with the Company and the Company with Executive.  Further, Executive acknowledges that his skills are such that he could easily find alternative, commensurate employment or consulting work in his field that would not violate any of the provisions of this Agreement.  Executive acknowledges and understands that, as consideration for his execution of this Agreement and his agreement with the terms of this covenant not to compete, Executive will receive employment with and other benefits from the Company in accordance with this Agreement.

5.6            Remedies. Executive understands and acknowledges that his violation of any provision of this Section 5 will cause irreparable harm to the Company and the Company will be entitled to an injunction by any court of competent jurisdiction enjoining and restraining Executive from any employment, service, or other act prohibited by this Agreement.  The parties agree that nothing in this Agreement shall be construed as prohibiting the Company from pursuing any remedies available to it for any breach or threatened breach of any provision of this Section 5, including, without limitation, the recovery of damages from Executive or any person or entity acting in concert with Executive.  The Company shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by Executive.  If any part of any provision of this Section 5 is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable.  Furthermore and in recognition that certain severance payments are being agreed to in reliance upon the Executive’s compliance with this Section 5 after termination of his employment, in the event Executive breaches any of such business protection provisions or other provisions of this Agreement, any unpaid amounts (e.g., those provided under Section 4) shall be forfeited, and the Company shall not be obligated to make any further payments or provide any further benefits to Executive following any such breach.  Additionally, if Executive breaches any of such business protection provisions or other provisions of this Agreement or such provisions are declared unenforceable by a court of competent jurisdiction, any lump sum payment made pursuant to Section 4.4(a)(ii) or Section 4.5(a)(ii) and (iii), as applicable, and the value of all stock options and restricted stock (or restricted stock units or similar awards, including, without limitation, performance shares and performance units) that vested in accordance with Section 4.3(a), Section 4.4(c) or Section 4.5(a)(iv), as applicable, shall be refunded by Executive to the Company on a pro rata basis based upon the number of months during the Restricted Period during which he violated the provisions of this Section 5 or, in the event any such provisions are declared unenforceable, the number of months during the Restricted Period that the Company did not receive its benefit as a result of the actions of Executive.  Executive agrees and acknowledges that the opportunity to receive the severance benefits described in Section 4.3, Section 4.4 and/or Section 4.5, conditioned upon his ongoing fulfillment of his obligations in this Agreement, constitutes sufficient consideration for his release of claims against the Company contained within the Release, regardless of whether the Executive’s entitlement to the severance payments set forth in any of the foregoing Sections or other benefits is forfeited in accordance with this Section 5.6.

6.              Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the party to be notified; (b) when sent, by email to the party to be notified; or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

If to the Company, to:

Cracker Barrel Old Country Store, Inc.

Attn: General Counsel

PO Box 787

305 Hartmann Drive

Lebanon, TN 37088-0787

jennifer.lankford@crackerbarrel.com

with a copy to:

Bass, Berry & Sims PLC

21 Platform Way South, Suite 3500

Nashville, TN 37203

Attention: Scott Bell and David Venturella

sbell@bassberry.com

david.venturella@bassberry.com

If to Executive, to:

his address on record with the Company

7.              Indemnification and Insurance.  The Company shall indemnify and hold Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer of the Company or any of its affiliates, for as long as Executive is subject to such liability.  Pursuant thereto, the Company shall advance to Executive all attorneys’ fees and expenses which Executive may reasonably incur as a result of any such threatened or actual action or proceeding (or appeal therefrom), subject to his written undertaking to refund any such advances that are determined by a final nonappealable order of a court of competent jurisdiction that Executive is not entitled to be indemnified for such amounts. In addition, the Company agrees that Executive is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains from time to time to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors) and that the Company will exert its commercially reasonable efforts to maintain such insurance, in not less than its present limits, in effect at all times (including tail coverage) with respect to Executive’s employment and service as a member of the Board, for as long as Executive is subject to such liability.

8.              No Effect on Other Arrangements.  It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Executive may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.  Notwithstanding the foregoing, the provisions in Section 4 regarding benefits that Executive will receive upon his employment being terminated supersede and are expressly in lieu of any other severance program or policy that may be offered by the Company, except with regard to any rights Executive may have pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

9.              Waiver of Breach. The waiver by any party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any other party. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties or from any failure by any party hereto to assert any rights hereunder on any occasion or series of occasions.

10.            Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon its successors and assigns. The Company may assign its rights and obligations under this Agreement to any Affiliate of the Company. “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. Executive acknowledges that the services to be rendered by him are unique and personal, and Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

11.            Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter herein and supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding between the parties with respect to the Executive’s employment with the Company, including, without limitation, any employment-related term sheets. This Agreement may not be amended or changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

12.            Controlling Law; Jurisdiction; Venue. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee. Any suit or proceeding arising under this Agreement shall be brought solely in a federal or state court sitting in the State of Tennessee. By the Executive’s execution hereof, Executive hereby consents and irrevocably submits to the jurisdiction of the federal and state courts having general jurisdiction over the State of Tennessee, and agrees that any process in any suit or proceeding commenced in such courts under this Agreement may be served upon Executive personally, by certified mail, return receipt requested, or by courier service, with the same full force and effect as if personally served upon Executive. Each of the parties waives any claim that any such court is not a convenient forum for any such suit or proceeding and any defense of lack of jurisdiction with respect thereto. Executive specifically acknowledges that he was represented by counsel with respect to the provisions of this Section 12.

13.            Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

14.            No Mitigation.

(a)            Executive shall have no obligation to seek employment to mitigate damages hereunder.

(b)            The existence of any claim, demand, action or cause of action by Executive against the Company whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.

15.            Survival. The obligations of the parties pursuant to Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16, as applicable, shall survive the termination of the Executive’s employment and any termination of this Agreement.

16.            Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

17.            Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

EXECUTIVE:

/s/ David Deno
DAVID DENO

COMPANY:

CRACKER BARREL OLD COUNTRY STORE, INC.

By:	/s/ Jennifer Lankford
	Name:	Jennifer Lankford
	Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Employment Agreement]

Exhibit A

To Employment Agreement

RELEASE

THIS RELEASE (this “Release”) is made and entered into by and between DAVID DENO (“Executive”) and CRACKER BARREL OLD COUNTRY STORE, INC. and its successors or assigns (the “Company”). The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, Executive and the Company have agreed that Executive’s employment with Company shall terminate on ___________________;

WHEREAS, Executive and the Company have previously entered into that certain Employment Agreement, dated July 26, 2026 (the “Agreement”), and this Release is incorporated therein by reference;

WHEREAS, Executive and the Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Executive’s employment, and his termination of employment, with appropriate releases, in accordance with the Agreement;

WHEREAS, the Company desires to compensate Executive in accordance with the Agreement for service he has or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the Parties set forth in this Release, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.              Claims Released Under This Agreement.  In exchange for the opportunity to receive the severance benefits described in Section 4.4(a)(ii) or (iii) or Section 4.4(c) of the Agreement and except as provided in Section 2 of this Release, subject to his fulfillment of his ongoing obligations under the Agreement, Executive hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Executive ever had, may have, or now has against the Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Released Parties”), arising out of or relating to (directly or indirectly) Executive’s employment or the termination of his employment with the Company, or any other event occurring prior to the execution of this Release, including, but not limited to:

(a)            claims for violations of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, the Equal Pay Act of 1963, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, or the Employee Retirement Income Security Act, the Tennessee Human Rights Act, the Tennessee Disability Act, the Genetic Information Nondiscrimination Act, or any other law relating to discrimination or retaliation in employment (in each case, as amended);

(b)            claims for violations of any other federal or state statute or regulation or local ordinance;

(c)            claims for lost or unpaid wages, compensation or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, misrepresentation, conversion, tortious interference, breach of contract or breach of fiduciary duty;

(d)            claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement or any other similar type plan sponsored by the Company; or

(e)            any other claims under state law arising in tort or contract.

2.              Claims Not Released Under This Agreement.  In signing this Release, Executive is not releasing any claims that (a) enforce his rights under the Agreement, (b) arise out of events occurring after the date Executive executes this Release, (c) arise under any written non-employment related contractual obligations between the Company or its affiliates and Executive which have not terminated as of the execution date of this Release by their express terms, (d) arise under a policy or policies of insurance (including director and officer liability insurance) maintained by the Company or its affiliates on behalf of Executive, (e) relate to any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Tennessee law or otherwise, (f) relate to vested rights to pension, 401(k) or other benefits under the Company’s employee benefit plans, or (g) if Executive’s date of termination of employment occurs prior to a Change in Control, claims for additional severance entitlements under Section 4.5 of the Agreement if a Change in Control occurs within 90 days following such date.  However, Executive understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company, and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans.  Nothing in this Release shall prohibit Executive from engaging in protected activities under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of law.

3.              No Assignment of Claim.  Executive hereby represents that he has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any Party prior to the date of this Release.

4.              No Admission of Liability.  This Release shall not in any way be construed as an admission by the Company or Executive of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or himself, or its or his representatives, employees or agents.

5.              No Current Claims. Executive represents and warrants that Executive has not filed any complaint(s) or charge(s) against the Company or the other Released Parties with the EEOC or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, or with any other local, state, or federal agency or court, or if Executive has filed any such complaint(s) or charge(s), that Executive has disclosed them in writing to the Company.

6.              Disclosure. Executive acknowledges and warrants that except as previously discussed (whether orally or in writing) with the Board or internal or external Company counsel, Executive is not aware of any matters for which Executive was responsible or which came to the Executive’s attention as an employee of the Company that might give rise to, evidence or support any claim of illegal conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against the Company.

7.              Company Property. All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Executive generated or received from the Company remain the Company’s sole and exclusive property. Executive agrees to promptly return to the Company all property of the Company in his possession. Executive further represents that he has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company. Executive additionally represents that he will not retain in his possession any such documents or other materials.

8.              Cooperation. Executive will provide reasonable cooperation to the Company, all Released Parties and their respective counsel at all times in any internal or external claims, charges, audits, investigations, and/or lawsuits involving the Company and/or any other Released Party of which Executive may have knowledge or in which Executive may be a witness, it being understood that requests for reasonable cooperation shall not unreasonably interfere with Executive’s personal or other professional responsibilities. Such reasonable cooperation includes meeting with Company representatives and counsel to disclose such facts as Executive may know; preparing with the Company’s counsel for any deposition, trial, hearing, or other proceeding; and attending any deposition, trial, hearing or other proceeding to provide truthful testimony. The Company agrees to reimburse Executive for reasonable out-of-pocket expenses incurred by Executive in the course of complying with this obligation. Nothing in this Section 8 should be construed in any way as prohibiting or discouraging Executive from testifying truthfully under oath as part of, or in connection with, any such proceeding.

9.              Acknowledgement of Waiver of Claims under ADEA. Executive acknowledges that this Release waives any and all claims that Executive may have under the ADEA for claims arising prior to the execution of this Release and that Executive’s agreement to waive such claims and all other claims released under the terms of this Release is made knowingly and voluntarily. Executive acknowledges that Executive would not be entitled to the severance benefits but for Executive’s non-revoked execution of this Release. Executive further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Release, (b) he has been given twenty-one (21) days within which to consider this Release before executing it, (c) he has been given at least seven (7) days following the execution of this Release to revoke this Release (the “Revocation Period”) by providing written notice of revocation in accordance with Section 6 of the Agreement, and (d) he was not coerced, threatened or otherwise forced to sign this Release, and that his signature appearing hereinafter is knowing and voluntary. Executive further acknowledges that upon expiration of the Revocation Period, this Release will be binding upon him, his heirs, administrators, representatives, executors, successors and assigns and the Release will become irrevocable.

10.            Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The Parties further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

11.            Specific Performance. If a court of competent jurisdiction determines that Executive has breached or failed to perform any part of this Release, Executive agrees that Company shall be entitled to seek injunctive relief to enforce this Release, to the extent permitted by applicable law.

12.            Restrictive Covenants. Executive acknowledges that he entered into restrictive covenants in Section 5 of the Agreement, and that in accordance with the terms of the Agreement, he is subject to those obligations as they remain in full force and effect following Executive’s separation from employment with the Company.

13.            No Waiver. Should the Company fail to require strict compliance with any term or condition of the Agreement or this Release, such failure shall not be deemed a waiver of such terms or conditions, nor shall the Company’s failure to enforce any right it may have preclude it from thereafter enforcing its rights under the Agreement or this Release. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of the Agreement or this Release.

14.            Entire Agreement. This Release constitutes the entire understanding of the Parties regarding the subject matter of this Release, supersedes all prior oral or written agreements on the subject matter of this Release and cannot be modified except by a writing signed by all Parties in accordance with Section 18 below.

15.            Binding Effect. This Release inures to the benefit of, and is binding upon, the Parties and their respective successors and assigns.

16.            Captions. The captions to the various sections of this Release are for convenience only and are not part of this Release.

17.            Counterparts. This Release may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement.

18.            Amendments. Any amendment to this Release must be in writing and signed by duly authorized representatives of each of the Parties hereto and must expressly state that it is the intention of each of the Parties hereto to amend the Release.

19.            Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to principles of conflict of laws.

20.            Exclusive Jurisdiction and Venue. The appropriate state or federal courts located in Wilson County, Tennessee will have the exclusive jurisdiction and venue for any dispute arising out of this Release. The parties voluntarily submit to the jurisdiction of these courts for any litigation arising out of or concerning the application, interpretation or any alleged breach of this Release.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the day and year first written above.

Acknowledged and Agreed To:

“COMPANY”

CRACKER BARREL OLD COUNTRY STORE, INC.

By:
Name:
Title:
Date:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE.  I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

“EXECUTIVE”

DAVID DENO

Date: